Exhibit 10.14

BRC INC.
1144 S 500 W
SALT LAKE CITY, UT 84101

December 22, 2023
Mr. Evan Hafer

SUBJECT: FOUNDER AND EXECUTIVE CHAIRMAN COMPENSATION

Dear Mr. Hafer:

It is with gratitude that we hereby confirm that BRC Inc. ("the Company") is hereby offering you the following compensation in connection with your previously announced transition to Founder and Executive Chairman of the Board of Directors of the Company, effective January 1, 2024.

The proposed compensation is the following:

1)Annual Salary: We greatly appreciate your offer to accept an annual salary of one dollar ($1.00), and confirm such salary shall be effective January 1, 2024.
2)Target Bonus: We also further appreciate your offer to exit the Company’s bonus program.
3)All other terms of your Employment Agreement dated December 29, 2022 (the “Hafer Employment Agreement”) remain unmodified hereby. By signing this letter, you confirm your agreement that the foregoing changes to your salary, bonus, title and responsibilities are consented to for purposes of the Hafer Employment Agreement and shall not constitute “Good Reason” as defined therein.
The above-mentioned items are substantially the items that are material to the internal offer with promotion but are not all-inclusive of the Company's benefits and do not contain all provisions. We anticipate that you will continue to participate in the Company's benefit plans, as an executive officer of the Company. The Company's benefit plans and providers are subject to change. Only the actual Company Policies and Benefits Plan Documents govern the eligibility and administration of the benefits.

Please indicate your acceptance and by signing below and returning this offer letter to me. Sincerely,

/s/ Katy Dickson
Katy Dickson, Lead Independent Director

I, Evan Hafer, hereby accept and agree to the foregoing.

/s/ Evan Hafer